EXHIBIT (a)(1)(ix)

Take Stock with the Stock Option Exchange Program

August 10 – September 11, 2009

eBay is offering a voluntary Stock Option Exchange Program (Program) which will be open only for a limited time. It generally allows eligible employees to exchange certain stock option grants for restricted stock units (RSUs) — subject to local country regulations.

eBay’s goal is to give eligible employees a one-time opportunity to realize value from stock option grants that have become significantly “underwater” since they were granted, meaning their exercise price is significantly higher than eBay’s current stock price. The Program generally allows eligible employees to exchange certain stock option grants for restricted stock units (RSUs). Unlike stock options, RSUs have value that you can realize regardless of whether eBay Inc.’s stock price increase or decreases in the future.

Through the Program, you can choose to exchange some, all, or none of your eligible underwater stock options. Most eligible employees will receive RSUs in exchange for certain stock option grants. However, in China, Estonia, Germany, Ireland, the Netherlands, South Korea, Switzerland, the U.K. and the U.S., an eligible employee will receive cash payments in exchange for his or her eligible options if that employee would otherwise receive less than 100 RSUs in exchange for all of his or her eligible stock options. In Canada, eligible employees will receive new stock options in exchange for their eligible options due to potential adverse tax consequences for an option-for-RSU exchange.

Some things to note as you review the information about the Program:

•

The number of new RSUs (or new stock options for Canada) that you are eligible to receive in exchange for an eligible option depends on the type of grant, grant date, exercise price and stock option expiration date of your eligible option.

•	To exchange an individual eligible option grant, you must elect to exchange the entire individual eligible option grant.

Learn. Evaluate. Choose.

The Stock Option Exchange Program will be open from August 10 to September 11, 2009 (9 p.m. PDT). Participation is voluntary, and the decision to participate is important and one that must be made by each employee based on his or her own personal circumstances.

•	LEARN about the program

•	EVALUATE your options

•	CHOOSE whether to participate

Visit the Stock Option Exchange Election site at www.eBayStockOptionExchange.com for more information and other resources to help employees learn more and choose whether to participate. Employees will find:

•	a Flash Tutorial, explaining how the Stock Option Exchange Program works, where to go for more information and how to participate;

•	a Questions & Answers (Q&A) document, which provides answers to the most commonly asked questions about how the Program works; and

•	the Offer to Exchange document, which discloses Program details and includes the legal terms and conditions.

The Flash Tutorial and Q&A can also be found by searching ‘Option Exchange’ on iWeb. Also, eBay has also publicly filed Stock Option Exchange Program materials with the U.S. Securities and Exchange Commission (SEC). eBay Inc.’s SEC filings can be accessed by clicking here.

Please visit the Stock Option Exchange Election site early to give yourself plenty of time to review all of the Program information and make your election if you choose to participate.

Each eligible employee is strongly encouraged to consult with his or her personal legal counsel, accountant, financial, and/or tax advisor for advice about whether to participate in the Program.

All eligible employees who wish to participate must make their election on the Stock Option Exchange Election site before 9 p.m. PDT on September 11. 2009.

Take stock, and log on to www.eBayStockOptionExchange.com today to find out more.

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Stock Option Exchange Program! NEW 8/7/2009 2:10 PM

by Drew, Lynne

eBay is offering a voluntary Stock Option Exchange Program which is open only for a limited time. It generally allows eligible employees to exchange certain stock option grants for restricted stock units (RSUs) - subject to local country regulations….

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Stock Option Exchange Program

TAKE STOCK

STOCK OPTION EXCHANGE PROGRAM

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Stock Option Exchange Program - a great opportunity

Our company’s success comes from the contributions you make each and every day. eBay’s goal with the Stock Option Exchange Program (Program) is to provide a way for employees to realize value from stock option grants that are currently significantly “underwater.” meaning their exercise price is significantly higher than current stock price.

The Program generally allows eligible employees to exchange certain stock option grants for restricted stock units (RSUs). Unlike stock options, RSUs have value that you can realize regardless of whether eBay Inc.’s stock price increase or decreases in the future.

Through the Program, you can choose to exchange some, all, or none of your eligible underwater stock options. Most eligible employees will receive RSUs in exchange for certain stock option grants. However, in China, Estonia, Germany, Ireland, the Netherlands, South Korea, Switzerland, the U.K. and the U.S., an eligible employee will receive cash payments in exchange for his or her eligible options if that employee would otherwise receive less than 100 RSUs in exchange for all of his or her eligible stock options. In Canada, eligible employees will receive new stock options in exchange for their eligible options due to potential adverse tax consequences for an option-for-RSU exchange.

Some things to note as you review the information about the Program:

The number of new RSUs (or new stock options for Canada) that you are eligible to receive in exchange for an eligible option depends on the type of grant, grant date, exercise price and stock option expiration date of your eligible option.

To exchange an individual eligible option grant, you must elect to exchange the entire individual eligible option grant.

The decision of whether or not to participate in the Stock Option Exchange Program is an important one, so please don’t put it off. There are many things to consider when deciding whether to participate in this Program, and you must make your own decision taking into account your own personal circumstances.

If you choose to participate, you must make your election by 9 p.m. PDT on September 11, 2009.

How to participate in the Stock Option Exchange Program

It’s as easy as 1-2-3. Log on to the Stock Option Exchange Election site to:

1. LEARN about the program.

2. EVALUATE your options.

3. CHOOSE whether to participate.

Please visit the Stock Option Exchange Election site early to give yourself plenty of time to review all of the Program Information and make your election if you choose to participate.

For More Information

Flash Tutorial: This tutorial highlights how the Stock Option Exchange Program works, where you can go for more information and how you can participate.

Questions & Answers (Q&A): This document provides answers to the most commonly asked questions about how the Stock Option Exchange Program works.

Offer to Exchange: This document discloses Program details and includes the legal terms and conditions.

You can find additional information about the Stock Option Exchange Program, including the offer to Exchange documents, on the Stock Option Exchange Election Site

eBay has also publicly filed Stock Option Exchange Program materials with the U.S. Securities and Exchange Commission (SEC). eBay Inc.’s SEC filings can be accessed by clicking here.

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